Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ducommun to Record Third Quarter 2015 Charges

LOS ANGELES, California (October 22, 2015) – Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today announced that it expects to recognize $22.7 million in one-time pretax charges during the third quarter of 2015, comprising the following: a $10.0 million charge for a regional jet program in the Ducommun AeroStructures segment, reflecting estimated cost overruns for the remaining contractual period; a previously disclosed $11.9 million loss on extinguishment of debt related to refinancing the Company’s debt; and $0.8 million of restructuring charges, reflecting costs associated with organizational realignments and the closure of two facilities. Total after-tax charges are expected to be $14.3 million, or approximately $1.28 per diluted share. The Company expects to realize annualized savings of approximately $15.0 million on the refinancing of the Company’s debt and approximately $2.0 million to $3.0 million by the facility closures.

With regard to the charge on the regional jet program, Anthony J. Reardon, the Company’s chairman and chief executive officer, stated, “This action reflects the remainder of the contract, through 2016, as we have not reached agreement on sufficient price adjustments with the customer. We have been unable to reduce costs sufficiently to meet our targets and, therefore, the program remains unprofitable.

“We are streamlining our operations and consolidating certain facilities and functions to reduce costs and enhance margins, resulting in the associated restructuring charge. We continue to strategically review our overall footprint – as well as our product portfolio – and are taking additional actions to operate more efficiently and ensure long-term growth and sustainable margins.”

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The Company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Joseph P. Bellino, Vice President and Chief Financial Officer, 310.513.7211

Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com

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